Exhibit 16.1

March 8, 2010

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated March 8, 2010, of Johnson Outdoors Inc. and are in agreement with the statements contained in the Item 4.01 paragraphs 1,2, 3 and 4 on page 1 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP